Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO

February 21, 2008
FINAL

Thank you James, and good morning everyone.

I continue to be pleased with our results. 2007 was a record year for Trinity in many respects. Our revenues increased 19% to an all time high of $3.8 billion dollars. The majority of our revenue increase was derived from internal expansion initiatives. Our net income increased 27% to a record $293 million in 2007. This is the 4th year of strong revenue growth. Our revenues have increased more than $2.5 billion in the last 4 years. This is over a 200% increase.

All of our business segments continued to perform well during the 4th quarter. Our focus on operational excellence and manufacturing flexibility helped each of our businesses increase their profitability. We are continuing to invest in resources to improve and grow our businesses. During 2007, we continued to shift production to product lines with the greatest opportunities for growth and returns.

Although the U.S. economic growth has moderated, we expect 2008 to be a good year for Trinity overall. Our railcar, barge and structural wind towers businesses entered the new year with strong backlogs totaling more than $4 billion. At this point, we continue to see railcar demand moderating and primarily driven by replacement needs. We expect quarterly results for our Rail Group to be a little choppy until demand for railcars improves. In all of our businesses, we remain highly focused on execution while working to align sales with existing production run rates. Our employees are highly seasoned and adept at adjusting to changing market conditions.

In 2007 our North American railcar shipments increased 8.5% to approximately 27,370 units. TrinityRail® is focused on maintaining similar production levels during 2008. This will allow our rail businesses to retain many of the efficiencies they realized during the past few years. Predicting precise demand levels on an ongoing basis is difficult in moderate markets. Availability of equipment for rapid delivery is crucial in this type of market. Fortunately, our broad product line allows us to pursue a wide variety of orders. Steve will provide more insight into TrinityRail’s plans during his update.

Our Railcar Leasing and Management Services Group also had a great quarter. Our leasing company continues to grow while performing a strategic role for Trinity. We will continue to invest in our future by increasing the size of our lease fleet. The formation of TRIP Holdings during 2007 provided us additional financial resources and greatly enhanced our market flexibility. Steve will also provide more details about our Leasing and Management Services Group in his report.

Trinity’s Inland Barge Group continues to perform well. During 2007, our Inland Barge Group’s profitability improved and shipments increased by 25%. The increase in operating profit is directly related to productivity benefits associated with long production runs. During the 4th quarter, our barge company’s backlog remained steady. Our customers continue to visit with us about opportunities for future business. We are exploring a variety of ways to enhance our productivity and expand product offerings. Our barge backlog extends into 2009.

Our Construction Products Group continues to perform well. Demand continues to be steady. Weather conditions in the southwestern part of the United States were construction friendly during the first part of the 4th quarter, but deteriorated slightly in December. So far this quarter, the weather in Texas has been moderately construction friendly. Our highway products business is expecting steady demand during the construction season. During 2007, we completed 7 acquisitions of small, bolt-on concrete, aggregate and asphalt businesses. We expect to continue making similar acquisitions. We are optimistic about the potential for steady growth and improvement in this business.

Our structural wind towers business continued to expand during 2007. We grew our capacity by converting an idle railcar plant located in Southern Illinois to wind tower production and by constructing a new facility in Mexico. Wind tower structures are currently being produced in our new plant. I am very proud of the success we are having as we expand this business. We broke ground on our new plant in Mexico during the 2nd quarter of 2007 and we expect to ship towers this month. Also during 2007, our wind tower structures business worked synergistically with several of Trinity’s other businesses. Our concrete business provided concrete for wind tower foundations and our trucking transportation company delivered wind tower structures to job sites.

Demand for wind towers is robust. Our order backlog was more than $700 million dollars at the end of the year and we have a number of inquiries in the pipeline. We continue to explore additional opportunities to serve the North American wind energy market. We are the largest, structural wind tower manufacturer in North America and have aggressive growth plans during the next 3-5 years. In our 5-year growth plan for this business we expect to reach an annual revenue level of between $800 million and $900 million.

In summary, I am very pleased with our 4th quarter results and remain optimistic about the opportunities for our businesses. We continue to benefit from the investments we made during the past decade. Our larger businesses have strong backlogs and we are a highly flexible company. We are keeping a close watch on the vital signs of the markets we serve and are prepared to respond should the economy or demand shift in either direction. We continue to make additional investments that should benefit us for the future. Trinity currently has a great deal of positive momentum, a strong balance sheet, and great team of people working together. I expect us to continue to capitalize on opportunities. At this time I’ll turn it over to Steve Menzies for his comments.